Exhibit (i)

Thrivent Series Fund, Inc.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

April 29, 2016

Thrivent Series Fund, Inc.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Ladies and Gentlemen:

As counsel to the Thrivent Series Fund, Inc., a corporation organized under the laws of the State of Minnesota (the “Fund”), I have been asked to render an opinion in connection with Post-Effective Amendment No. 53 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 33-3677) to be filed by the Fund with the Securities and Exchange Commission (the “Registration Statement”).

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Fund has been duly organized and validly exists pursuant to the laws of the State of Minnesota;

2.	In its pre-effective registration statement, the Fund elected to register an indefinite number of shares pursuant to the provisions of Rule 24f-2 under the Investment Company Act of 1940; and

3.	The shares of capital stock of the Fund, which are described in the Registration Statement, will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael W. Kremenak
Michael W. Kremenak
Secretary and Chief Legal Officer